                                  SCHEDULE 14A
                                 (RULE 14A-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14A INFORMATION
          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement                [ ]  Confidential, for Use of the Commission
                                                     Only (as permitted by Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12

                                PLANTRONICS, INC.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified In Its Charter)

--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[X]  No fee required.

[ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

     (1)  Title of each class of securities to which transaction applies:

     (2)  Aggregate number of securities to which transaction applies:

     (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

     (4)  Proposed maximum aggregate value of transaction:

     (5)  Total fee paid:

[ ]  Fee paid previously with preliminary materials:

[ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     (1)  Amount Previously Paid:

     (2)  Form, Schedule or Registration Statement No.:

     (3)  Filing Party:

     (4)  Date Filed:

                                                                 PROXY STATEMENT

[PLANTRONICS LOGO]

--------------------------------------------------------------------------------------------------------
PRINCIPAL EXECUTIVE OFFICES                                       PLACE OF MEETING
  345 Encinal Street                                              The Museum of Art & History
  Santa Cruz, CA 95060                                              McPherson Center
                                                                    705 Front Street
                                                                    Santa Cruz, CA 95060
--------------------------------------------------------------------------------------------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
                            TO BE HELD JUNE 27, 2001

To the Stockholders:

     Our 2001 Annual Meeting of Stockholders will be held on Wednesday, June 27, 2001 at 1:00 pm, local time, at The Museum of Art and History at the McPherson Center, 705 Front Street, Santa Cruz, California. Our Board of Directors is soliciting proxies for the Annual Meeting. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the meeting. We ask that you please read it carefully.

     The purpose of the Annual Meeting is to:

     1. Elect nine directors to serve until the next Annual Meeting.

     2. Ratify and approve an increase of 2,000,000 shares in the common stock issuable under the 1993 Stock Option Plan.

     3. Ratify the appointment of PricewaterhouseCoopers LLP as independent public accountants of Plantronics for the fiscal year ending March 31, 2002.

     4. Transact such other business as may properly come before the meeting or any adjournment thereof.

     The foregoing items of business are more fully described in the Proxy Statement accompanying this Notice.

     Only Plantronics stockholders of record at the close of business on May 11, 2001 are entitled to vote at the meeting. To assure your representation at the meeting, you are urged to mark, sign, date and return the enclosed proxy card as promptly as possible. We enclose a postage-prepaid envelope for that purpose. You may also cast your vote by telephone or the Internet as instructed on the enclosed proxy card. Any stockholder attending the meeting may vote in person, even if she or he has returned a proxy, or voted via telephone or the Internet.

                                       BY ORDER OF THE BOARD OF DIRECTORS

                                       [/s/ KEVIN A. GOODWIN]

                                       Kevin Goodwin
                                       Secretary

Santa Cruz, California
June 6, 2001

                             YOUR VOTE IS IMPORTANT

TO ASSURE YOUR REPRESENTATION AT THE ANNUAL MEETING, YOU ARE REQUESTED TO VOTE YOUR SHARES AS PROMPTLY AS POSSIBLE. PLEASE COMPLETE, SIGN AND DATE THE ENCLOSED PROXY CARD AND RETURN IT IN THE ENCLOSED ENVELOPE, WHICH REQUIRES NO POSTAGE IF MAILED IN THE UNITED STATES. ALTERNATIVELY YOU MAY VOTE OVER THE INTERNET OR BY TELEPHONE, AS INSTRUCTED ON THE PROXY CARD.

[PLANTRONICS LOGO]

KEN KANNAPPAN
PRESIDENT AND CHIEF EXECUTIVE OFFICER

June 6, 2001

Dear Fellow Stockholders:

     The opportunity to increase adoption of headsets remains compelling and Plantronics remains well positioned to lead this market. We are pleased with the success of the new products we have developed this past fiscal year and the marketing programs that have brought them to consumers. We believe we are becoming the leading innovator in applying many exciting new technologies which will bring even greater value to personal communications. Although the current economic downturn is negatively affecting our revenues, earnings and stock price, we remain fully committed to long-term leadership in the growing markets for lightweight communication headsets.

     In pursuit of our long-term objectives, we are asking our stockholders to approve three key proposals at our Annual Meeting. First, we seek the election of nine members of our Board of Directors. Eight members of our Board are up for re-election, all of whom have provided us with excellent guidance. We also propose the election of Roger Wery, who we believe will be a valuable addition to our Board. Second, we seek an increase in the number of shares authorized for issuance under our employee stock option plan. Third, we ask that you ratify appointment of PricewaterhouseCoopers as our auditors for the fiscal year 2002.

     Each of these proposals is discussed in greater detail in the following Proxy Statement. Thank you for your support of Plantronics.

Very truly yours,

/s/ KEN KANNAPPAN

Ken Kannappan

                               PLANTRONICS, INC.
                            ------------------------

                                PROXY STATEMENT
                    FOR 2001 ANNUAL MEETING OF STOCKHOLDERS

                 INFORMATION CONCERNING SOLICITATION AND VOTING

     Your vote is very important. Our Board of Directors is soliciting proxies for the 2001 Annual Meeting of Stockholders. This Proxy Statement contains important information for you to consider when deciding how to vote on the matters brought before the Annual Meeting. Please read it carefully.

     This Proxy Statement, the form of proxy and the 2001 Annual Report to Stockholders will be mailed to stockholders on or about June 6, 2001. The Annual Report is not a part of this Proxy Statement. Our principal executive offices are located at 345 Encinal Street, Santa Cruz, California. Our telephone number at that location is (831) 426-5858.

     The Annual Meeting will be held at 1:00 pm on June 27, 2001 at The Museum of Art and History at the McPherson Center, 705 Front Street, Santa Cruz, California.

     Plantronics will pay the costs of soliciting proxies from stockholders. We have hired Skinner & Co., Inc. to help us solicit proxies from brokers, bank nominees and other institutional owners. We will pay Skinner & Co., Inc. a fee of $4,000 for its services, inclusive of its out-of-pocket expenses. We may also reimburse brokerage firms and other persons representing beneficial owners of shares for their expenses in forwarding the voting materials to the beneficial owners. Directors, officers and regular employees may solicit proxies on behalf of Plantronics, without additional compensation, personally or by telephone.

              QUESTIONS AND ANSWERS ABOUT THE PROXY MATERIALS AND
                               THE ANNUAL MEETING

WHO CAN VOTE?

     The Board of Directors set May 11, 2001 as the record date for the Annual Meeting. All stockholders who owned Plantronics Common Stock at the close of business on May 11, 2001 may attend and vote at the Annual Meeting or any adjournments thereof. Each stockholder is entitled to one vote for each share of Common Stock held on all matters to be voted on. On May 11, 2001 there were 48,390,671 shares of Common Stock outstanding.

HOW MANY VOTES ARE REQUIRED TO HOLD AN ANNUAL MEETING?

     A quorum is necessary to hold a valid meeting of stockholders. The presence, in person or by proxy, of stockholders representing a majority of the shares of Plantronics common stock outstanding and entitled to vote constitutes a quorum. Abstentions and broker "non-votes" are counted as present and entitled to vote for determination of a quorum.

     An abstention is a properly executed proxy marked ABSTAIN for any matter. A broker "non-vote" occurs when shares held by a broker for a beneficial owner are not voted with respect to a particular proposal because (1) the broker has not received voting instructions from the beneficial owner, and (2) the broker lacks discretionary voting power to vote such shares.

HOW MANY VOTES ARE REQUIRED TO PASS A PROPOSAL?

     A plurality of the votes cast is required to elect directors. This means that the nominees who receive the greatest number of votes for each open seat will be elected. Votes withheld and broker "non-votes" are not counted for purposes of electing directors.

     A vote is withheld when a properly executed proxy is marked VOTE WITHHOLD for the election of one or more directors.

     The affirmative vote of a majority of the votes present or represented and entitled to vote is required for all other matters.

HOW DOES THE BOARD RECOMMEND I VOTE ON THE PROPOSALS?

     The Board recommends votes:

     - FOR each of the nominees for the Board of Directors.

     - FOR the increase of shares authorized for issuance under the 1993 Stock Option Plan.

     - FOR the appointment of PricewaterhouseCoopers, LLP, independent accountants, to audit the financial statements of Plantronics for its fiscal year 2002.

WHAT DOES IT MEAN TO VOTE BY PROXY?

     It means that you give someone else the right to vote your shares in accordance with your instructions. In this way, you assure that your vote will be counted even if you are unable to attend the Annual Meeting. In this case, we are asking you to give your proxy to Ken Kannappan, our President and Chief Executive Officer and Kevin Goodwin, our Vice President -- Legal, General Counsel and Secretary (the "Proxyholders"). If you give your proxy but do not include specific instructions on how to vote, the Proxyholders will vote your shares for the election of the Board's nominees, for the adoption of the increase in authorized shares of Common Stock under the 1993 Stock Option Plan, and for the ratification of the appointment of the independent accountants.

HOW CAN I VOTE?

     Plantronics is offering you four methods of voting:

     - You may indicate your vote on the enclosed proxy card by signing and dating the card where indicated and mailing the card in the enclosed prepaid envelope;

     - You may vote by telephone;

     - You may vote via the Internet; and

     - Finally, you may also vote in person at the Annual Meeting.

     Electronic voting by telephone or through the Internet may depend on whether you are a Registered Stockholder or hold your shares as a Beneficial Owner as discussed below in the answer to the question: What is the Difference Between Holding Shares as a Stockholder of Record and as a Beneficial Owner? Registered stockholders may vote electronically by telephone or through the Internet by following the instructions included with their proxy card. Stockholders whose shares are registered in the name of a bank or brokerage firm may be eligible to vote electronically through the Internet or by telephone. A large number of banks and brokerage firms are participating in the ADP Investor Communication Services online program. This program provides eligible stockholders the opportunity to vote via the Internet or by telephone. Voting forms will provide instructions for stockholders whose bank or brokerage firm is participating in ADP's program.

     Stockholders not wishing to vote electronically through the Internet or whose form does not reference Internet or telephone voting information should complete and return the enclosed paper proxy card. Signing and returning the proxy card or submitting the proxy via the Internet or by telephone does not affect the right to vote in person at the Annual Meeting.

     All shares entitled to vote and represented by properly completed proxies received before the Annual Meeting and not revoked will be voted at the Annual Meeting as you instructed. If you do not indicate how your shares should be voted on a matter, the shares represented by your properly completed proxy will be voted as the Board of Directors recommends.

WHAT IS THE DIFFERENCE BETWEEN HOLDING SHARES AS A STOCKHOLDER OF RECORD AND AS A BENEFICIAL OWNER?

     Most Plantronics stockholders hold their shares through a stockbroker, bank or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially. Stockholder of Record -- If your shares are registered directly in your name with Equiserve, Plantronics' transfer agent, you are considered, with respect to those shares, the Stockholder of Record, and these proxy materials are being sent directly to you by Plantronics. As the Stockholder of Record, you have the right to grant your voting proxy directly to Plantronics or to vote in person at the Annual Meeting. Plantronics has enclosed or sent a proxy card for you to use. Beneficial Owner -- If your shares are held in a stock brokerage account or by a bank or other nominee, you are considered the Beneficial Owner of shares held in "street name," and these proxy materials are being forwarded to you by your broker or nominee which is considered, with respect to those shares, the Stockholder of Record. As the beneficial owner, you have the right to direct your broker how to vote and are also invited to attend the Annual Meeting. However, since you are not the Stockholder of Record, you may not vote these shares in person at the Annual Meeting unless you obtain a signed proxy from the record holder giving you the right to vote the shares. Your broker or nominee has enclosed or provided a voting instruction card for you to use in directing the broker or nominee how to vote your shares.

HOW CAN I VOTE MY SHARES IN PERSON AT THE ANNUAL MEETING?

     Shares held directly in your name as the Stockholder of Record may be voted in person at the Annual Meeting. If you choose to do so, please bring the enclosed proxy card or proof of identification. EVEN IF YOU CURRENTLY PLAN TO ATTEND THE ANNUAL MEETING, WE RECOMMEND THAT YOU ALSO SUBMIT YOUR PROXY AS DESCRIBED BELOW SO THAT YOUR VOTE WILL BE COUNTED IF YOU LATER DECIDE NOT TO ATTEND THE MEETING. SHARES HELD IN STREET NAME MAY BE VOTED IN PERSON BY YOU ONLY IF YOU OBTAIN A SIGNED PROXY FROM THE RECORD HOLDER GIVING YOU THE RIGHT TO VOTE THE SHARES.

WHAT HAPPENS IF ADDITIONAL PROPOSALS ARE PRESENTED AT THE ANNUAL MEETING?

     Other than the election of directors and the two proposals described in this Proxy Statement, we do not expect any matters to be presented for a vote at the Annual Meeting. If you grant a proxy, the persons named as Proxyholders (Ken Kannappan, our President and Chief Executive Officer, and Kevin Goodwin, our Vice President -- Legal, General Counsel and Secretary) will have the discretion to vote your shares on any additional matters properly presented for a vote at the Annual Meeting. If for any unforeseen reason any of our nominees is not available as a candidate for director, the persons named as Proxyholders will vote your proxy for such other candidate or candidates as may be nominated by the Board of Directors.

CAN I CHANGE MY VOTE?

     You may change your proxy instructions at any time prior to the vote at the Annual Meeting. For shares held directly in your name, you may accomplish this by granting a new proxy bearing a later date (which automatically revokes the earlier proxy) or by attending the Annual Meeting and voting in person. Attendance at the Annual Meeting will not cause your previously granted proxy to be revoked unless you specifically so request. For shares held beneficially by you, you may accomplish this by submitting new voting instructions to your broker or nominee.

GENERAL INFORMATION ON VOTING

     Each stockholder is entitled to one vote for each share of Common Stock on all matters presented at the Annual Meeting. Stockholders do not have the right to cumulate their votes in the election of directors.

     In order for business to be conducted, a quorum must be represented at the Annual Meeting. A quorum is a majority of the shares entitled to vote at the Annual Meeting. Shares represented by a proxy in which authority to vote for any matter considered is "withheld", a proxy marked "abstain" or a proxy as to which there is a "broker non-vote" will be considered present at the Annual Meeting for purposes of determining a quorum.

     There are differing vote requirements for the various proposals. Directors will be elected by a plurality of the votes cast at the Annual Meeting, meaning the nine nominees receiving the most votes will be elected. Only votes cast for a nominee will be counted. Unless indicated otherwise by your proxy, the shares will be voted for the nine management nominees. Instructions on the accompanying proxy to withhold authority to vote for one or more of the nominees will result in those nominees receiving fewer votes but will not count as a vote against the nominees.

     The amendment to Plantronics' 1993 Stock Option Plan requires an affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting. For this proposal, an abstention will have the same effect as a vote against the proposal. Broker non-votes will not be voted for or against the proposal.

HOW CAN I CONTACT PLANTRONICS TO REQUEST MATERIALS OR INFORMATION REFERRED TO IN THESE QUESTIONS AND ANSWERS?

You may contact us:

     - By mail addressed to:

          Plantronics, Inc.
           Attn: Investor Relations
           345 Encinal Street
           Santa Cruz, CA 95060

     - By calling (831) 426-5858 or (800) 544-4660 and asking for Investor Relations.

     - By leaving a message on our website at:
       www.plantronics.com/forms/ir__request.shtml.

MAY I INSPECT THE STOCKHOLDER LIST?

     In accordance with Delaware law, a list of stockholders entitled to vote at the Annual Meeting will be available at the location of the Annual Meeting on June 27, 2001 and for ten days prior to the Annual Meeting at Plantronics' headquarters in Santa Cruz, California between the hours of 8:00 a.m. and 5:00 p.m. Pacific Time.

VOTING BY PARTICIPANTS IN PLANTRONICS' 401K PLAN

     If a stockholder is a participant in the Plantronics 401K Plan, the proxy card will serve as a voting instruction for the trustees of that plan. If shares of Common Stock in the 401K Plan are not voted by returning the proxy card representing such shares, those shares will be voted by the trustees in the same proportion as the shares properly voted.

DEADLINE FOR RECEIPT OF STOCKHOLDER PROPOSALS

     A stockholder wishing to make a proposal at the 2002 Annual Meeting of Stockholders must submit a proposal to Plantronics prior to April 22, 2002. In order to have any stockholder-submitted proposal considered for inclusion in the proxy statement and form of proxy relating to the 2002 Annual Meeting of Stockholders, the proposal must be received no later than February 6, 2002.

DATE OF OUR FISCAL YEAR END

     This Proxy Statement provides information about the matters to be voted on at the Annual Meeting and also additional information about Plantronics, its officers and directors. Some of the information is stated as of the end of fiscal year 2001 and some information is provided as of the more current date of May 1, 2001. Each of our fiscal years ends on the Saturday closest to the last day of March. Our fiscal year 2001 ended on

March 31, 2001. For purposes of consistent presentation, we have indicated in this Proxy Statement that each fiscal year ended "March 31" of the given year, even though the actual fiscal year end may have been on a different calendar date.

                                  PROPOSAL ONE

                             ELECTION OF DIRECTORS

NOMINEES

     A Board of nine directors is to be elected at the Annual Meeting of Stockholders. Unless otherwise instructed, the Proxyholders will vote the proxies received by them for Plantronics' nine nominees named below. If any nominee of Plantronics is unable or declines to serve as a director at the time of the Annual Meeting of Stockholders, the proxies will be voted for any nominee who shall be designated by the present Board of Directors to fill the vacancy. We are not aware of any nominee who will be unable or will decline to serve as a director. The term of office for each person elected as a director will continue until the next Annual Meeting of Stockholders or until a successor has been elected and qualified.

     Pursuant to the terms of a Board Designation Agreement between Plantronics and Citicorp Venture Capital, Ltd. ("CVC"), Plantronics' largest stockholder, Plantronics will nominate and support for election to the Board of Directors two designees of CVC. Directors Muqaddam and O'Mara are the nominees designated by CVC. See "Board Designation Agreement" below for a description of the Board Designation Agreement. See also "Additional Information -- Security Ownership of Principal Stockholders and Management."

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE NOMINEES LISTED BELOW.

     The names of the nominees and certain information about them as of May 1, 2001 are set forth below:

                                                                                              DIRECTOR
           NAME OF NOMINEE             AGE             POSITIONS WITH THE COMPANY              SINCE
           ---------------             ---             --------------------------             --------
Marvin Tseu..........................  53    Director and Chairman of the Board                 1999
S. Kenneth Kannappan.................  41    Director, President and Chief Executive Officer    1999
Patti Hart...........................  45    Director                                           2000
Robert F.B. Logan(1)(2)..............  68    Director                                           1997
M. Saleem Muqaddam...................  54    Director                                           1994
John M. O'Mara(2)....................  73    Director                                           1994
Trude C. Taylor(1)(2)................  80    Director                                           1989
David A. Wegmann(1)..................  54    Director                                           1988
Roger Wery...........................  40    Director                                            N/A(3)

---------------
(1) Member of the Audit Committee.

(2) Member of the Compensation Committee.

(3) Mr. Wery has not previously served on the Board of Directors.

BUSINESS EXPERIENCE OF DIRECTORS

     Mr. Tseu was elected to the Board of Directors in 1999 and serves as Chairman of the Board. Mr. Tseu is currently Chief Executive Officer of Method Networks, Inc., an Internet technology company that helps enterprises automate the management of their Internet networks. Mr. Tseu was previously the President and Chief Executive Officer of SiteSmith, Inc., a leading provider of outsourced Internet site operations, that was co-founded by Mr. Tseu in 1999. From 1998 to 1999, Mr. Tseu served as President of Structured Internetworks, Inc., a company engaged in the design and marketing of bandwidth allocation products. From 1996 to 1998, Mr. Tseu served as Executive Vice President, Sales and Marketing, for CIDCO, Inc., a designer and manufacturer of advanced telephone products. Mr. Tseu was employed with Plantronics from 1984 to 1996. Mr. Tseu was Director of Sales and Marketing for Plantronics from 1984 to 1987. From 1988 to 1992, Mr. Tseu served as President and General Manager of Walker Equipment Company, now a division of Plantronics and then a wholly owned subsidiary of Plantronics. In 1992 Mr. Tseu was promoted to Corporate Vice President, Sales and Marketing, and served at that position until 1996. Mr. Tseu is also a Director of CIDCO, Inc.

     Mr. Kannappan serves as President and Chief Executive Officer of Plantronics and has been a member of the Board since 1999. He joined Plantronics in February 1995 as Vice President -- Sales, responsible for OEM Sales and the Asia Pacific/Latin America markets for Plantronics, Inc. Mr. Kannappan was promoted to Vice President -- Sales, responsible for the United States, Asia Pacific/Latin America markets in September 1995. Mr. Kannappan was promoted to Managing Director of our Plantronics Limited subsidiary in England in March 1996. In March 1997, Mr. Kannappan returned from England and was promoted to Senior Vice President responsible for Plantronics' Worldwide Operations, Plantronics' Mobile and Walker Equipment Divisions and Plantronics Limited. In March 1998, Mr. Kannappan was promoted to President and Chief Operating Officer. In January 1999, Mr. Kannappan was promoted to Chief Executive Officer and appointed to the Board of Directors. Prior to joining Plantronics, Mr. Kannappan was Senior Vice President of Investment Banking for Kidder, Peabody & Co. Incorporated, where he was employed from August 1985 through January 1995. Mr. Kannappan has a Bachelor of Arts degree in Economics from Yale University and a Masters of Business Administration from Stanford University. Mr. Kannappan is also a Director of Mattson Technology, Inc., a supplier of advanced process equipment for the semiconductor industry, and Integrated Device Technology, Inc., a manufacturer of communications integrated circuits.

     Ms. Hart serves as President and Chief Executive Officer of Excite@Home, Inc., and is the Chairman of its Board of Directors. Prior to this, Ms. Hart was President and Chief Executive Officer of Telocity, Inc., and has been a member of its Board of Directors since June 1999. From February 1994 through April 1999, Ms. Hart was employed with Sprint Corporation, where she served as President and Chief Operating Officer of Sprint's Long Distance Division from February 1994 through April 1999. Ms. Hart joined Sprint in 1986 as a national account manager. Through the years, Ms. Hart has held several executive management positions within the Sprint organization, including Vice President and General Manager of the Great Lakes Area for Sprint. Ms. Hart is also a member of the Board of Directors for Korn Ferry International.

     Mr. Logan has more than thirty years of diverse senior executive experience. Most recently, he was Chairman and Chief Executive Officer of Banc One Arizona and Bank One Arizona from March 1995 to March 1996. From May 1993 to March 1995 he served as Director of Banc One Arizona and from January 1990 to March 1993 he was President and Chief Operating Officer of Valley National Bank, the predecessor of Bank One Arizona. Prior to 1990 Mr. Logan was President and Chief Executive Officer of Alexander Hamilton Life Insurance Company, Chief Financial Officer for Continental Grain Company of New York, and Executive Vice President of the Merchant Banking Group at Citicorp. Mr. Logan currently is also a member of the Board of Directors of York International Corporation, an air conditioning and refrigeration products manufacturer.

     Mr. Muqaddam has served with CVC and its affiliates involved in equity investing since 1989. Previously Mr. Muqaddam spent fifteen years with Citibank, N.A. and its affiliates in senior management positions in the US and Europe. Mr. Muqaddam is also a member of the Board of Directors of Chromcraft Revington, Inc.

     Mr. O'Mara has been a Management Consultant since May 1993. From May 1990 to May 1993, he served as Chairman of the Executive Committee of Quality Care Systems, Inc., a provider of computer-based "expert" medical cost containment systems. From August 1988 through December 1989, Mr. O'Mara served as Chairman of the Board and Chief Executive Officer of Global Natural Resources, Inc. Prior to 1988, Mr. O'Mara spent twenty-two years as an investment banker, serving most recently as Managing Director for Chase Investment Bank, a subsidiary of Chase Manhattan Bank, N.A. Mr. O'Mara is also a Director of Baldwin & Lyons, Inc., which specializes in marketing and underwriting property and casualty insurance, and The Midland Company, a provider of specialty insurance products and services.

     Mr. Taylor has been a private investor since 1987 and a principal in TC Associates, a management consulting firm, since 1984. Mr. Taylor served as a Director of Plantronics' former operating subsidiary, Plantronics, Inc., from 1969 until its merger into Plantronics in January 1994 as part of Plantronics going public. Mr. Taylor was Chairman of the Board of Directors and a Director of Zehntel, Inc. ("Zehntel"), a manufacturer of automated test equipment and a former subsidiary of Plantronics, Inc., from 1984 to 1987, Chief Executive Officer of Zehntel from 1984 to 1985 and Chairman of the Board of Directors, President and Chief Executive Officer of Electronic Memories and Magnetics Corporation, a manufacturer of computer peripherals, from 1969 until 1984. Mr. Taylor is also currently a Director of Qualstar Corporation, a designer and manufacturer of magnetic back-up tape libraries.

     Mr. Wegmann has been a private investor since August 1988. Prior to that, Mr. Wegmann was a Vice President of CVC. Mr. Wegmann was the President and sole Director of PI Parent Corporation, the privately held holding company for Plantronics from that company's inception in August 1988 until March 1989. Mr. Wegmann also served as a Director of Plantronics, Inc., the operating subsidiary of PI Parent Corporation, from March 1989 until its merger with Plantronics as part of the initial public offering in January 1994.

     Mr. Wery is a partner of Pittiglio Rabin Todd & McGrath ("PRTM"), a consulting firm. He is working with a broad range of wireline and wireless telecommunications, networking, and computer companies, and has assisted the Senior Management teams of these organizations in formulating and implementing differentiating strategies. Mr. Wery joined PRTM early in 2000. Prior to joining PRTM, Mr. Wery was an Executive Vice President of Adventis (previously Renaissance Worldwide, Inc.), an international consultancy. Mr. Wery joined Adventis in 1994 as a director in the Telecom Services and Equipment Industry Group. Mr. Wery also spent six years with Mercer Management in Paris, the consulting arm of Marsh & McLennan Companies.

BOARD MEETINGS AND COMMITTEES

     The Board of Directors of Plantronics held a total of four meetings, and acted by unanimous written consent twice, during the fiscal year ended March 31, 2001. The Board of Directors has an Audit Committee and a Compensation Committee. The Board of Directors has no nominating committee or any committee performing such functions.

     The Compensation Committee, which consists of directors Logan, O'Mara (Chairman) and Taylor, met two times, and acted by unanimous written consent once, during the fiscal year. This Committee is responsible for determining salaries, incentives and other forms of compensation for directors, officers and other highly compensated employees of Plantronics and administers various incentive compensation and benefit plans. Mr. O'Mara was appointed to the Compensation Committee as the designee of CVC pursuant to the terms of Plantronics' 1993 Stock Option Plan. A report of the Compensation Committee is attached to this Proxy Statement as Appendix C.

     The Audit Committee, which consists of directors Logan, Taylor, and Wegmann (Chairman), met six times, during the fiscal year. This Committee is responsible for overseeing actions taken by Plantronics' independent auditors and reviews Plantronics' internal financial controls. All the members of the Audit Committee meet the independence standards of Rule 4200(a)(15) of the National Association of Securities Dealers' listing standards. A report of the Audit Committee and the Charter adopted by the Audit Committee are attached to this Proxy Statement as Appendix A and Appendix B, respectively.

     No director attended fewer than 75% of the sum of the total number of meetings of the Board of Directors and committees upon which that director served.

COMPENSATION OF DIRECTORS

     In fiscal year 2001, each director of Plantronics, other than directors who are also executive officers, received a retainer fee of $5,000 per quarter, and the Chairman received a quarterly retainer fee of $10,000. Each director also received a fee of $1,000 for attendance at each meeting of the Board of Directors for which they were present in person, and the Chairman received a fee of $2,000 for each such meeting. Each member of the Audit and Compensation Committees received $1,000 for each meeting for which they were present in person. Directors also were entitled to reimbursement of expenses incurred in connection with attendance at meetings.

     Each non-employee director of Plantronics is entitled to participate in Plantronics' 1993 Director Stock Option Plan (the "Director Plan"). Pursuant to the Director Plan, newly elected director Hart received an option on June 29, 2000 to purchase 12,000 shares of our Common Stock at an exercise price of $35.46 per share (adjusted to reflect the 3:1 stock split on August 8, 2000). Directors Logan, Muqaddam, O'Mara, Taylor, Tseu, and Wegmann each received on January 15, 2001 an option to purchase 3,000 shares of Common Stock at an exercise price of $49.75 per share. If elected as a Director, Mr. Wery will, pursuant to the 1993 Director Stock Option Plan, receive an option to purchase 12,000 shares of Common Stock at the fair market value of the stock on June 27, 2001 (i.e. the date he first becomes a director).

BOARD DESIGNATION AGREEMENT

     Plantronics and CVC are parties to a Board Designation Agreement under which we will nominate for election to our Board of Directors up to three designees of CVC and will solicit proxies in favor of the election of such nominees. The Agreement expires on the earlier to occur of (i) January 19, 2004 (the tenth anniversary of Plantronics' initial public offering) or (ii) the date on which CVC no longer has the right under the Agreement to designate a director for nomination to our Board of Directors. During the term of such Agreement, for so long as CVC owns at least 66 2/3% of the initial percentage of fully-diluted Common Stock held by it immediately following our 1994 initial public offering, we have agreed to nominate and support the election of three CVC designees to the Board of Directors. During any period that CVC owns more than 15% of the outstanding Common Stock of Plantronics (on a fully diluted basis assuming exercise of all outstanding options or warrants to purchase Common Stock and the conversion of all securities convertible into Common Stock) but less than 66 2/3% of CVC's initial percentage ownership of Plantronics Common Stock held by it immediately following Plantronics' initial public offering, we will nominate and support for election two CVC designees. For so long as CVC owns at least 10% of the outstanding Common Stock of Plantronics on a fully diluted basis, we will nominate and support for election at least one CVC designee. Additionally, any interim term vacancy of any directorship held by a CVC designee immediately prior to such vacancy shall be filled by a nominee selected by a majority of the remaining CVC designee(s). Interim vacancies of any directorships held by non-CVC designees shall be filled by a nominee selected by a majority of the remaining Board members that are neither CVC designees nor Plantronics' Chief Executive Officer. Based on its current ownership of our outstanding common stock, CVC is entitled to designate two nominees. Directors Muqaddam and O'Mara are the nominees designated by CVC.

VOTE REQUIRED

     If a quorum is present and entitled to vote at the Annual Meeting of Stockholders, the nine nominees receiving the highest number of votes will be elected to the Board of Directors. Votes withheld from any nominee will be counted for purposes of determining the presence or absence of a quorum for transaction of business at the meeting, but will have no other legal effect upon the election of directors under Delaware law.

                                  PROPOSAL TWO

                APPROVAL OF A 2,000,000 SHARE INCREASE IN SHARES
                   ISSUABLE UNDER THE 1993 STOCK OPTION PLAN

     The Company is seeking stockholder approval for an amendment of the 1993 Stock Option Plan (the "Employee Plan") to increase the number of shares issuable under the Employee Plan. The Employee Plan was adopted by the Board of Directors and approved by Plantronics' stockholders in September 1993. In March 2001, the Board of Directors approved an increase of 2,000,000 shares issuable under the Employee Plan. As of May 1, there remained 1,504,136 shares available for future option grants. Subject to stockholder approval of the increase of 2,000,000 shares, there would then be 3,504,136 shares available for future grants.

     The Board of Directors believes that it is in the best interests of Plantronics and its stockholders for the stockholders to approve the proposed increase in shares available for grant under the 1993 Stock Option Plan. The Board believes that stock options assist in retaining, motivating and rewarding employees, executives and consultants by giving them an opportunity to obtain long-term equity participation in Plantronics. In addition, stock options are an important contributor to aligning the incentives of Plantronics' employees with the interests of Plantronics' stockholders. The Board also believes stock options are essential to attracting new employees. Competition for qualified employees in the technology market can be intense. The Board of Directors believes that in order to remain competitive with other technology companies with regard to its long-term incentive plans, we must continue to provide employees with the opportunity to obtain equity in Plantronics and that an inability to offer equity incentives to new and current employees would put Plantronics at a severe competitive disadvantage with respect to attracting and retaining qualified personnel.

     For a description of the principal features of the Employee Plan, see "Appendix D -- Description of the Plantronics, Inc. 1993 Stock Option Plan."

VOTE REQUIRED

     The affirmative vote of a majority of the shares present in person or by proxy and entitled to vote at the Annual Meeting will be required to approve the amendment to the 1993 Stock Option Plan.

     THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT STOCKHOLDERS VOTE "FOR" THE AMENDMENT TO THE 1993 STOCK OPTION PLAN.

                                 PROPOSAL THREE

         RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     The Board of Directors has selected PricewaterhouseCoopers LLP, independent public accountants, to audit the consolidated financial statements of Plantronics for the fiscal year ending March 31, 2002, and recommends that stockholders vote for ratification of such appointment. If there is a negative vote on ratification, the Board of Directors will reconsider its selection.

     PricewaterhouseCoopers LLP has audited Plantronics' financial statements annually since 1988. Representatives of PricewaterhouseCoopers LLP will be available at the Annual Meeting to respond to any appropriate questions. The PricewaterhouseCoopers representatives will have an opportunity to make a statement at the Annual Meeting if they desire to do so.

FEES BILLED TO PLANTRONICS BY PRICEWATERHOUSECOOPERS LLP DURING FISCAL YEAR 2001

  AUDIT FEES:

     Audit fees billed to Plantronics by PricewaterhouseCoopers LLP during Plantronics' 2001 fiscal year for review of Plantronics' annual financial statements and those financial statements included in Plantronics' quarterly reports on Form 10-Q totaled $197,788.

  FINANCIAL INFORMATION SYSTEMS DESIGN AND IMPLEMENTATION FEES:

     Plantronics did not engage PricewaterhouseCoopers LLP to provide advice regarding financial information systems design and implementation during the fiscal year ended March 31, 2001.

  ALL OTHER FEES:

     Fees billed to Plantronics by PricewaterhouseCoopers LLP during Plantronics' 2001 fiscal year for all other non-audit services rendered to Plantronics, including tax related services, totaled $386,724.

     THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS INDEPENDENT PUBLIC ACCOUNTANTS.

                             ADDITIONAL INFORMATION

SECURITY OWNERSHIP OF PRINCIPAL STOCKHOLDERS AND MANAGEMENT

     The following table sets forth certain information with respect to beneficial ownership of Common Stock of Plantronics as of May 1, 2001 as to (i) each person who is known by Plantronics to own beneficially more than 5% of the outstanding shares of Common Stock, (ii) each director and each nominee for director of Plantronics, (iii) each of the executive officers named in the Summary Compensation Table below, and (iv) all directors and executive officers as a group. Except as otherwise indicated, we believe that the beneficial owners of the Common Stock listed below have sole investment and voting power with respect to such shares, subject to community property laws.

                                                                     COMMON STOCK   APPROXIMATE
                                                                     BENEFICIALLY   PERCENTAGE
FIVE PERCENT STOCKHOLDERS, DIRECTORS AND CERTAIN EXECUTIVE OFFICERS    OWNED(1)      OWNED(2)
-------------------------------------------------------------------  ------------   -----------
Citigroup Inc.(3)...........................................          8,995,824        18.57
  153 East 53rd Street
  New York, NY 10043
Vanguard/PRIMECAP Fund Inc.(4)..............................          5,974,000        12.33
  225 South Lake Ave., Suite 400
  Pasadena, CA 91101-3005
Lord, Abbett & Co.(5).......................................          3,296,329         6.81
  767 Fifth Avenue
  New York, NY 10153-0203
David A. Wegmann............................................            795,737         1.64
S. Kenneth Kannappan........................................            679,113         1.40
Trude C. Taylor.............................................            300,801            *
Barbara V. Scherer..........................................            280,264            *
Donald S. Houston...........................................            194,349            *
H. Craig May................................................            171,988            *
John M. O'Mara..............................................             59,061            *
Jean-Claude Malraison.......................................             58,500            *
M. Saleem Muqaddam..........................................             34,061            *
Robert F.B. Logan...........................................             32,061            *
Marvin Tseu.................................................             11,250            *
Patti Hart..................................................              3,000            *
All directors and executive officers as a group (18 persons)...       3,006,211         6.21

---------------
 *  Less than 1%.

(1) Includes stock subject to stock options held by directors and executive officers that are exercisable within 60 days of May 1, 2001, as follows: Mr. Kannappan, 651,600 shares; Ms. Hart, 3,000 shares; Mr. Logan, 17,061 shares; Mr. Muqaddam, 26,061 shares; Mr. O'Mara, 26,061 shares; Mr. Taylor, 26,061 shares; Mr. Tseu, 5,250 shares; Mr. Wegmann, 26,061 shares; Mr. Houston, 176,125 shares; Mr. Malraison, 58,500 shares; Mr. May, 168,000 shares; Ms. Scherer, 273,375 shares, and all directors and executive officers as a group (18 persons), 1,826,531 shares.

(2) Based on 48,437,113 shares of Common Stock outstanding on May 1, 2001.

(3) Citibank, N.A. is the sole stockholder of Citicorp Venture Capital Ltd. Citicorp is the sole stockholder of CitiBank, N.A. Citigroup Inc. is the sole stockholder of Citicorp. Information provided herein is based solely upon the group filing of Schedule 13G/A on February 15, 2001 by Citicorp Venture Capital Ltd., Citibank, N.A., Citicorp, Citigroup Holdings Company and Citigroup Inc. In the joint filing, Citigroup, Inc. claims shared voting power and ownership by shared dispositive power of 8,995,824 shares of Common Stock, and each of Citicorp and Citigroup Holdings Company claims shared voting power and ownership by shared dispositive power of 8,604,359 shares of Common Stock, and each of Citicorp

    Venture Capital Ltd. and Citibank, N.A. claim shared voting power and shared dispositive power as to 8,604,179 shares.

(4) Vanguard/PRIMECAP Fund, Inc. claims sole dispositive power as to the 5,974,000 shares. Information provided herein is based solely upon Vanguard/PRIMECAP Fund, Inc.'s Schedule 13G/A dated April 12, 2001.

(5) Lord, Abbett & Co. claims sole voting power and sole dispositive power as to the 3,296,329 shares. Information provided herein is based solely upon Lord, Abbett & Co.'s Schedule 13G dated January 12, 2001.

EXECUTIVE COMPENSATION

     The following table sets forth the compensation paid by Plantronics during fiscal years 1999, 2000 and 2001 to the Chief Executive Officer and each of the four other most highly compensated executive officers of Plantronics (the CEO and such other officers collectively the "Named Executive Officers"):

                           SUMMARY COMPENSATION TABLE

                                                                                  LONG-TERM
                                           ANNUAL COMPENSATION                   COMPENSATION
                              ----------------------------------------------        AWARDS
                                                              OTHER ANNUAL     ----------------      ALL OTHER
NAME AND PRINCIPAL POSITION   YEAR   SALARY(1)    BONUS      COMPENSATION(2)   OPTION SHARES(6)   COMPENSATION(3)
---------------------------   ----   ---------   --------    ---------------   ----------------   ---------------
Ken Kannappan...............  2001   $465,439    $496,257(7)     $    --           120,000           $ 77,793
  Director, President and     2000    371,046     371,046             --           120,000            172,568
  Chief Executive Officer     1999    267,304     259,492          2,986(4)        150,000            127,797
Don Houston.................  2001    236,220     199,690             --            35,000             44,640
  Senior Vice                 2000    204,615     189,910             --            30,000             96,211
  President -- Sales          1999    200,000     136,831             --            30,000             96,763
Craig May...................  2001    232,210     211,712         82,329(5)         30,000             45,898
  Senior Vice President --    2000    198,264     193,790             --            30,000             93,407
  Marketing and President --  1999    157,907     156,942         71,960(5)        300,000             57,924
  Call Center and Office
  Division
Barbara Scherer.............  2001    227,331     187,321             --            25,000             43,013
  Senior Vice President --    2000    185,847     180,332             --            30,000             87,660
  Finance and Administration  1999    167,339     160,046             --            30,000             80,835
  and Chief Financial
  Officer
Joyce Shimizu...............  2001    187,332     115,925             --            54,000             34,595
  President -- Mobile         2000    139,643      78,475             --           111,000             59,300
  Communications Division     1999     98,193      26,155             --            30,000             42,389

---------------
(1) Includes salary deferred at the election of the executive officer.

(2) Includes perquisites only where the aggregate amount thereof equals or exceeds the lesser of $50,000 or 10% of the salary plus bonus for the executive officer.

(3) Amounts shown include (i) the following life and disability payments by Plantronics for each executive in fiscal years, 1999, 2000 and 2001, respectively: Mr. Kannappan ($947, $947 and $1572), Mr. Houston ($486, $947 and $1572), Mr. May ($233, $947 and $1572), Ms. Scherer ($408, $947 and
    $1572) and Ms. Shimizu ($830, $1,097 and $1,561); (ii) the following contributions by Plantronics under the quarterly profit sharing plan in fiscal years 1999, 2000 and 2001, respectively: Mr. Kannappan ($63,734, $84,516 and $69,458), Mr. Houston ($48,046, $46,896 and $36,306), Mr. May
    ($21,462, $45,528 and $37,511), Ms. Scherer ($40,143, $42,693 and $34,678)
    and Ms. Shimizu ($21,877, $30,332 and $30,718); and (iii) the following contributions by Plantronics under the Annual Profit Sharing/Individual Savings Plan for fiscal years, 1999, 2000 and 2001, respectively: Mr. Kannappan ($63,766, $87,105 and none), Mr. Houston ($48,231, $48,368 and none), Mr. May ($36,229, $46,923 and none), Ms. Scherer ($40,283, $44,020 and none) and Ms. Shimizu ($23,595, $33,421 and none).

(4) Reflects the dollar value of the difference between the price paid for shares of Plantronics' stock purchased pursuant to Plantronics' Senior Executive Stock Purchase Plan and the fair market value of such stock at the date of purchase.

(5) Amount shown reflects other personal benefits to Mr. May, including a relocation payment of $56,465 and $82,329 fiscal years 1999 and 2001, respectively.

(6) Number of option shares shown reflect a 3:1 stock split on August 8, 2000.

(7) Amount includes a one-time special bonus of $100,000 in October 2000 for exemplary service to Plantronics.

OPTION GRANTS

     The following table shows, as to the individuals named in the Summary Compensation Table above, information concerning stock options granted during the fiscal year ended March 31, 2001.

                       OPTION GRANTS IN FISCAL YEAR 2001

                                          INDIVIDUAL GRANTS(1)
                            -------------------------------------------------   POTENTIAL REALIZABLE VALUE OF
                            NUMBER OF     % OF TOTAL                               ASSUMED ANNUAL RATES OF
                            SECURITIES     OPTIONS      EXERCISE                  STOCK PRICE APPRECIATION
                            UNDERLYING    GRANTED TO    OR BASE                      FOR OPTION TERM(2)
                             OPTIONS     EMPLOYEES IN    PRICE     EXPIRATION   -----------------------------
           NAME             GRANTED(#)   FISCAL YEAR     ($/SH)     DATE(S)          5%              10%
           ----             ----------   ------------   --------   ----------   -------------   -------------
Ken Kannappan.............   120,000         7.1%        $35.46     06/29/10     $2,675,944      $6,781,368
Don Houston...............    10,000         0.6%         38.75     09/15/10        243,697         617,575
Don Houston...............    25,000         1.5%         30.00     02/13/11        471,671       1,195,307
Craig May.................    30,000         1.8%         35.46     06/29/10        668,986       1,695,342
Barbara Scherer...........    25,000         1.5%         30.00     02/13/11        471,671       1,195,307
Joyce Shimizu.............    45,000         2.6%         35.46     06/29/10      1,003,479       2,543,013

---------------
(1) These options were granted pursuant to Plantronics' 1993 Stock Option Plan. The option exercise prices were at the fair market value of Plantronics Common Stock on the date of grant. All options expire ten years from the date of grant, are not transferable by the optionee (other than by will or the laws of descent and distribution), and are exercisable during the optionee's lifetime only by the optionee. The options become exercisable at the rate of 20% of the total grant twelve months after the date of grant and 1.67% of the total grant each month thereafter. The options are fully vested at five years from the date of grant, if the executive is employed with Plantronics as of that date.

(2) Potential realizable values are net of exercise price, but before taxes associated with exercise. The amounts represent certain assumed rates of appreciation only, based on Securities and Exchange Commission rules, applied for the entire ten-year term of the options. Actual gains, if any, on stock option exercises are dependent on the future performance of the Common Stock, overall market conditions the option holders' continued employment through the vesting period and the date of exercise and sale of the option shares. The amounts reflected in this table may not necessarily be achieved and do not reflect Plantronics' estimate of future stock price growth.

OPTION EXERCISES AND VALUES

     The following table sets forth certain information regarding option exercises in fiscal year 2001 and the value of options held by the Named Executive Officers.

                OPTION EXERCISES AND VALUES IN FISCAL YEAR 2001

                                                                 NUMBER OF               VALUE OF UNEXERCISED
                                                            UNEXERCISED OPTIONS               OPTIONS AT
                              SHARES                         AT MARCH 31, 2001           MARCH 31, 2001($)(1)
                            ACQUIRED ON      VALUE      ---------------------------   ---------------------------
           NAME             EXERCISE(#)   REALIZED($)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
           ----             -----------   -----------   -----------   -------------   -----------   -------------
Ken Kannappan.............     60,000     $2,617,738      600,975        293,625      $4,660,350      $160,102
Don Houston...............    100,000      4,504,950      170,875         79,125       1,559,385        27,989
Craig May.................     75,000      1,805,616      141,750        143,250          95,678       133,949
Barbara Scherer...........      9,000        376,875      259,375         86,625       2,106,899       137,818
Joyce Shimizu.............      4,500        211,125       68,200        122,300         108,231        42,313

---------------
(1) Based on market value of Plantronics Common Stock at March 31, 2001 of $17.77, minus the exercise price (where the exercise price of a given option is greater than $17.77, the value of such option was calculated as zero).

EMPLOYMENT AGREEMENTS AND CHANGE-IN-CONTROL ARRANGEMENTS

     In July 1999, Plantronics entered into a three-year employment agreement with Ken Kannappan, Chief Executive Officer. This employment agreement superceded the employment agreement entered into between Plantronics and Mr. Kannappan in March 1996, which was similar to the agreement with Mr. Houston discussed below. The term of the current agreement automatically extends, after its initial three-year term, for additional one-year periods unless either Plantronics or Mr. Kannappan gives advance notice of termination. The agreement provided for an initial annual base salary of $375,000, payable in installments on Plantronics' regular payroll schedule. Mr. Kannappan's performance is reviewed annually by the Compensation Committee and his base salary is adjusted annually based upon that review in the discretion of the Committee. In each of October 1999 and 2000, Mr. Kannappan received a salary increase. His current base salary is $500,000 per year. The agreement provides also for receipt by Mr. Kannappan of profit sharing payments under Plantronics' profit sharing plans and provides for adjustment in the base salary amount if the changes in the profit sharing plan result in a decrease in total compensation, so that the total of salary plus profit sharing remains substantially the same. The agreement also provides for an annual performance bonus of up to 83.3% of base salary if Plantronics exceeds certain performance targets established by the Board of Directors.

     In the event that (i) Plantronics terminates Mr. Kannappan's employment (other than for cause), including voluntary resignation by Mr. Kannappan due to a constructive discharge; or (ii) Mr. Kannappan terminates his employment voluntarily on or after July 4, 2002; or (iii) Mr. Kannappan's employment terminates because of death or disability, he (or his beneficiaries in the case of death) will receive for a period of two years from the date of termination of employment (a) continued cash compensation payments equal to 75% of the average of the cash compensation earned in the four full fiscal quarters immediately preceding the date of termination of employment, and (b) continuation of certain fringe benefits. "Cash compensation" as used above means base salary, profit sharing, and incentive bonuses earned in the applicable four fiscal quarters, even if the amounts are paid in subsequent periods. If his employment terminates due to death or disability, his benefits will be offset to the extent of any disability or death benefits payable under any Company benefit plan. For a period of thirty-six months following Mr. Kannappan's termination of employment with Plantronics, Mr. Kannappan may not perform services for any direct competitor of Plantronics and may not solicit any of Plantronics' employees to become employed by any other business enterprise. Absent special circumstances, covenants not to compete are generally not enforceable under California law.

     Under the employment agreement, Plantronics has agreed to indemnify Mr. Kannappan to the fullest extent permitted by law so long as Mr. Kannappan acts in good faith. Failure by Plantronics to provide such indemnification is deemed to be a breach of the employment agreement and may be deemed a termination of Mr. Kannappan's employment other than for cause.

     Mr. Houston joined Plantronics in November, 1996 as
Vice-President -- Sales, and entered into an employment agreement at that time. The agreement provides that if, within two years of a change of control of Plantronics, Mr. Houston's employment is terminated other than for cause, or he is constructively discharged, or his employment terminates due to death or disability, he, or his beneficiaries, will receive continuation of base salary and fringe benefits for six months, or up to twelve months if he is unable to obtain subsequent employment. For purposes of the agreement, fringe benefits exclude bonus, profit sharing, deferred compensation or incentive compensation plans. If Mr. Houston's employment is terminated for cause, he will receive no benefits except as may be provided by Plantronics' employee benefit plans generally. Under the agreement, a termination is "for cause" only if such termination results from gross misconduct that is materially injurious to Plantronics. The agreement also contains a two-year non-compete covenant which takes effect upon termination of Mr. Houston's employment. However, such covenants are generally not enforceable under California law absent special circumstances.

     Mr. May, Ms. Scherer and Ms. Shimizu entered into employment agreements with Plantronics in May 1998, March 1997, and May 2001, respectively. Those agreements are substantially similar to the agreement with Mr. Houston.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The Board of Directors of Plantronics appointed directors Logan, Taylor and O'Mara to the Compensation Committee in July 1999, September 1993 and March 1994, respectively. Mr. Taylor is a former officer and director of Zehntel, a former subsidiary of Plantronics' former operating subsidiary, Plantronics, Inc. He served as Chairman of the Board of Zehntel from 1984 to 1987 and as Chief Executive Officer of Zehntel from 1984 to 1985. Mr. Taylor has held no employment position with Plantronics or any subsidiary of Plantronics since 1985.

COMPANY'S STOCK PERFORMANCE

     Set forth below is a line graph comparing the annual percentage change in the cumulative return to the stockholders of Plantronics Common Stock with the cumulative return of the NYSE Stock Market index and a peer group index for the period commencing on the morning of March 29, 1996 and ending on March 30, 2001. The information contained in the performance graph shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Plantronics specifically incorporates it by reference into such filing.

     The graph assumes that $100 was invested on the morning of March 29, 1996 in Plantronics Common Stock and in each index (based on prices from the close of trading on March 29, 1996), and that dividends, if any, were reinvested. No cash dividends have been declared or paid on Plantronics Common Stock in the relevant period. Under the assumptions stated above, over the period from March 29, 1996 to March 30, 2001 the total return on an investment in Plantronics would have been 282.4%, as compared to 180.7% for the NYSE/AMEX/Nasdaq Stock Market index (U.S. Companies only) and 138.9% for the NYSE/Amex/ Nasdaq Communications Equipment Stocks index shown below. Past performance is no indication of future value and stockholder returns over the indicated period should not be considered indicative of future returns.

                COMPARISON OF FIVE-YEAR CUMULATIVE TOTAL RETURNS
                             PERFORMANCE GRAPH FOR
                               PLANTRONICS, INC.

Provided by the Center for Research in Security Prices. Produced on April 20, 2001, including data through March 30, 2001.

                              [PERFORMANCE GRAPH]

           --------------------------------------------------------------------------------------------------
                                  03/29/1996   03/31/1997   03/31/1998   03/31/1999   03/31/2000   03/30/2001
           --------------------------------------------------------------------------------------------------
            Plantronics, Inc.       100.0        113.9        216.9        331.5        493.7        284.4
           --------------------------------------------------------------------------------------------------
            NYSE/AMEX/Nasdaq
            Stock Market (US
            Companies)              100.0        115.4        170.3        192.7        241.6        180.7
           --------------------------------------------------------------------------------------------------
            NYSE/AMEX/NASDAQ
            Stocks (SIC
            3660 - 3669 US
            Comp)
            Communications
            Equipment               100.0        101.6        124.5        144.4        452.4        138.9
           --------------------------------------------------------------------------------------------------

   NOTES:
      A. The lines represent monthly index levels derived from compounded daily returns that include all dividends.
      B. The indexes are reweighted daily, using the market capitalization on the previous trading day.
      C. If the monthly interval, based on the fiscal year-end, is not a trading day, the preceding trading day is used.
      D. The index level for all series was set to $100.0 on 03/29/1996.

                              CERTAIN TRANSACTIONS

     Plantronics has entered into indemnification agreements with each of its directors and executive officers. Those agreements require Plantronics to indemnify such individuals to the fullest extent permitted by Delaware law.

     In connection with the commencement of his employment, H. Craig May, a Senior Vice President of Plantronics, received an interest-free term loan from Plantronics in the amount of $200,000 for use in the purchase of his primary residence. The loan is due and payable on July 2, 2001. The loan is secured by a Deed of Trust on Mr. May's primary residence. The total amount of such loan outstanding as of May 1, 2001 was $200,000.

               COMPLIANCE WITH SECTION 16(a) OF THE EXCHANGE ACT

     Section 16(a) of the Securities Exchange Act of 1934 (the "Exchange Act") requires Plantronics' executive officers and directors, and persons who own more than ten percent of a registered class of Plantronics' equity securities to file reports of ownership and changes in ownership with the Securities and Exchange Commission ("SEC") and the New York Stock Exchange. Executive officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish Plantronics with copies of all Section 16(a) forms they file. Based solely on its review of the copies of such forms received by it, or written representations from certain reporting persons, Plantronics believes that, during fiscal year 2001, all filing requirements applicable to its executive officers and directors were complied with, except that a Form 4 with respect to a sale of Plantronics shares by Jean-Claude Malraison in February 2001 was filed late.

                                 OTHER MATTERS

     The Company knows of no other matters to be submitted at the Annual Meeting. If any other matters properly come before the Annual Meeting, it is the intention of the persons named in the enclosed form of proxy to vote the shares they represent as the Board of Directors may recommend.

                                          For the Board of Directors

                                          /s/ KEVIN A. GOODWIN

                                          Kevin Goodwin
                                          Secretary

Dated: June 6, 2001

                                   APPENDIX A

              REPORT OF AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

     The following is the Audit Committee's report submitted to the Board of Directors for the fiscal year ended March 31, 2001.

     The Audit Committee of the Board of Directors has:

     - Reviewed and discussed Plantronics' audited financial statements for the fiscal year ended March 31, 2001 with Plantronics' management;

     - Discussed with PricewaterhouseCoopers LLP, Plantronics' independent auditors, the materials required to be discussed by Statement of Auditing Standard 61;

     - Reviewed the written disclosures and the letter from PricewaterhouseCoopers LLP required by Independent Standards Board No. 1 and has discussed with PricewaterhouseCoopers LLP its independence; and

     - Considered whether the provision of non-audit services as noted under Proposal Three is compatible with maintaining PricewaterhouseCoopers LLP independence and has determined that such provision of non-audit services is compatible.

     Each member of Plantronics' Audit Committee is "independent" as defined under the New York Stock Exchange listing standards.

     Based on the foregoing review and discussion, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in Plantronics' 2001 Annual Report on Form 10-K.

                                          The Audit Committee

                                          Robert F.B. Logan
                                          Trude C. Taylor
                                          David A. Wegmann

                                   APPENDIX B

                                   CHARTER OF

                   AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

PURPOSE

     The primary function of the Audit Committee is to assist the Board of Directors in fulfilling its oversight responsibilities by reviewing: the financial reports and other financial information provided by the Corporation to any governmental body or the public; the Corporation's systems of internal controls regarding finance and accounting; and the Corporation's auditing, accounting and financial reporting processes generally. Consistent with this function, the Audit Committee should encourage continuous improvement of, and should foster adherence to, the corporation's policies, procedures and practices at all levels. The Audit Committee's primary duties and responsibilities are to:

     - Serve as an independent and objective party to monitor the Corporation's financial reporting process and internal control system;

     - Review and appraise the audit efforts of the Corporation's independent accountants; and

     - Provide an open avenue of communication among the independent accountants, financial and senior management, and the Board of Directors.

     The Audit Committee will primarily fulfill these responsibilities by carrying out the activities enumerated in Section IV of this Charter.

COMPOSITION

     The Audit Committee shall be comprised of three directors as determined by the Board, each of whom shall be independent directors, and free from any relationship that, in the opinion of the Board, would interfere with the exercise of his or her independent judgment as a member of the Committee. All members of the Committee shall have a working familiarity with basic finance and accounting practices, and at least one member of the Committee shall have accounting or related financial management expertise. Committee members may enhance their familiarity with finance and accounting by participating in educational programs conducted by the Corporation or an outside consultant.

     The members of the Committee shall be elected by the Board at the annual organizational meeting of the Board or until their successors shall be duly elected and qualified. On an annual basis, the members of the Committee will designate a Chairman by majority vote of the full Committee membership.

MEETINGS

     The Committee shall meet at least six times annually, or more frequently as circumstances dictate. Two of the six meetings will be in conjunction with BOD meetings and all Committee members will be present in person to discuss the results of annual examination in the first meeting and to discuss the audit scope and related fees in the second meeting. The remaining four meetings will be for the Committee to hold phone conferences with the independent accountants and management to review the Corporation's quarterly financials (consistent with IV.3. below). As part of its job to foster open communication, the Committee should provide a channel of communication with management and the independent accountants, including separate meetings when appropriate.

RESPONSIBILITIES AND DUTIES

DOCUMENTS/REPORTS REVIEW

     1. Review and update this Charter periodically, at least annually, as conditions dictate.

     2. Review the organization's quarterly & annual financial statements such as the 10Qs and 10K and any reports or other financial information submitted to any governmental body, or the public, including any certification, report, opinion, or review rendered by the independent accountants.

     3. Review quarterly earnings with financial management and the independent accountants prior to release. This review will normally be accomplished through conference calls.

INDEPENDENT ACCOUNTANTS

     4. Recommend to the Board of Directors the selection of the independent accountants, approve the fees and other compensation to be paid to the independent accountants, and review the scope of the proposed audit for the current year. On an annual basis, the Committee should review and discuss with the accountants all significant relationships the accountants have with the Corporation to determine the accountants' independence.

     5. Review the performance of the independent accountants and approve any proposed discharge of the independent accountants when circumstances warrant.

     6. Periodically consult with the independent accountants out of the presence of management about internal controls and the fullness and accuracy of the organization's financial statements.

     7. Review and approve requests for any management consulting engagements to be performed by the independent accountants and be advised of any other study undertaken at the request of management that is beyond the scope of the audit engagement letter. The Committee has delegated company management authority to spend up to $50K on studies undertaken by independent accountants without getting Committee approval. The Chairman, rather than the full Committee can approve amounts over $50K.

FINANCIAL REPORTING PROCESSES

     8. In consultation with the independent accountants and management, review the integrity of the organization's financial reporting processes, both internal and external.

     9. Consider the independent accountants' judgments about the quality and appropriateness of the Corporation's accounting principles as applied in its financial reporting.

     10. Consider and approve, if appropriate, major changes to the Corporation's auditing and accounting principles and practices as suggested by the independent accountants and management.

PROCESS IMPROVEMENT

     11. Establish regular and separate systems of reporting to the Audit Committee by each of management and the independent accountants regarding any significant judgments made in management's preparation of the financial statements and the view of each as to appropriateness of such judgments.

     12. Following completion of the annual audit, review with management and the independent accountants any significant difficulties encountered during the course of the audit, including any restrictions on the scope of work or access to required information.

     13. Review any significant disagreement among management and independent accountants in connection with the preparation of the financial statements.

     14. Review with the independent accountants and management the extent to which changes or improvements in financial or accounting practices, as approved by the Audit Committee, have been implemented. (This review should be conducted at an appropriate time subsequent to implementation of changes or improvements, as decided by the Committee.)

     15. Conduct or authorize investigations into any matters within the Committee's scope of responsibilities. The Committee shall be empowered to retain independent counsel and other professionals to assist in the conduct of any investigation.

                                   APPENDIX C

         REPORT OF THE COMPENSATION COMMITTEE OF THE BOARD OF DIRECTORS

     The Compensation Committee (the "Committee") of the Board of Directors is responsible for reviewing and approving Plantronics' executive compensation policies and the compensation paid to the executive officers. The Committee also advises Plantronics' management on the compensation policies in place for all non-executive personnel. The Committee is comprised of the members named below, all of whom are non-employee directors.

     Following is the report of the Committee describing compensation policies and rationale applicable to Plantronics' executive officers with respect to the compensation paid to such executive officers for the fiscal year ended March 31, 2001. The information contained in such report shall not be deemed to be "soliciting material" or to be "filed" with the Securities and Exchange Commission, nor shall such information be incorporated by reference into any future filing under the Securities Act of 1933 or the Securities Exchange Act of 1934, except to the extent that Plantronics specifically incorporates it by reference into such filing.

     COMPENSATION POLICIES. The Company's basic compensation philosophy is founded on the idea that compensation should be tied to performance. This philosophy is reflected in the structure of Plantronics' compensation program, which is designed to link executive compensation to the performance of Plantronics as well as to the individual contribution of each executive and to make a certain portion of each executive's compensation variable as opposed to fixed. The Company's performance-based compensation program is a total system consisting of base salary and "at risk" incentives that reward executives for the achievement of performance levels designed to increase the stockholder value of Plantronics. A significant portion of each executive's compensation is dependent upon meeting certain financial goals of Plantronics and individual performance objectives.

     The guiding principles which form the basis for Plantronics' executive compensation program are to (i) provide a total compensation package that will attract highly qualified executives to Plantronics, motivate such individuals to perform at their highest levels, reward outstanding performance, and retain executives whose skills are essential for building Plantronics' business and long-term stockholder value; (ii) establish annual incentives for senior executives that are directly tied to the overall financial performance of Plantronics as well as to individual performance goals; and (iii) implement long-term incentives to focus executives on managing Plantronics from the perspective of an owner with an equity stake in the business and align executive compensation with benefits realized by Plantronics' stockholders.

     There are five basic components of Plantronics' compensation program: (i) annual cash compensation in the form of base salary; (ii) annual incentive bonuses which reward executives for achievement against pre-established goals;
(iii) long-term incentive stock options, which are designed to align compensation incentives with the interests of Plantronics' stockholders; (iv) compensation and employee benefits generally available to employees of Plantronics, such as Plantronics' nonqualified cash quarterly profit sharing plan and qualified defined contribution savings plan, including a non-elective employer contribution (safe harbor) of 3% of base salary and a matching of $0.50 on the dollar up to 6% of compensation under Section 401(k) of the Internal Revenue Code; and (v) discounted sales of Company Common Stock to senior executive officers pursuant to the Senior Executive Stock Purchase Plan in order to increase investment by such executive officers in Plantronics and align their interests with other stockholders.

     BASE SALARIES. Base salaries for Plantronics' executive officers are determined by evaluating each executive's scope of responsibility, prior experience and salary history with a focus on such executive's past performance with Plantronics and/or expected contribution to Plantronics' future success. For reference, Plantronics participates in various executive compensation surveys covering similar industries and publicly-held companies in the San Francisco Bay Area and uses this data to assist it in analyzing competitive salary information in connection with determining appropriate salary levels for Plantronics' executive officers. After analyzing the surveys, the Chief Executive Officer recommends an annual salary increase budget for approval by the Compensation Committee and further recommends salary increases within such budget for the individual executives on the basis of individual performance during the preceding twelve months as measured against pre-established objectives related to each individual's respective area of responsibility. Performance objectives are proposed by the individual executive, and, thereafter, negotiated and agreed to between the executive and the Chief Executive Officer. For fiscal year 2001, individual adjustments in annualized base salary ranged from 0% to 12.5% and averaged 7.9% for the Named Executive Officers (other than the Chief Executive Officer).

     INCENTIVE BONUS AWARDS. Under Plantronics' Regular and Supplemental Bonus Plan for fiscal year 2001, incentive cash payments (regular and supplemental bonuses) were based on the achievement of certain Company net income targets as well as individual objectives. A portion of the bonus awards earned under the plans described below were paid on a quarterly basis during fiscal year 2001 and fourth quarter and supplemental bonus awards were paid in April and May 2001 after the close of the fiscal year. The plan is composed of two programs consisting of a regular bonus plan and a supplemental bonus plan. Each plan is designed to reward the performance of officers and certain key employees designated by the Chief Executive Officer, subject to the approval of the Compensation Committee.

     Under the regular bonus plan, a participant becomes eligible to earn up to a certain percentage of base salary based upon achievement of individual objectives, as determined by the supervisor, department Vice President, and/or the CEO. Payout of the regular bonus will be made on a quarterly basis -- 25% of the bonus target percentage each quarter times the individual performance score. Target base salary for the supplemental bonus plan is computed based on actual salary earned for the year. Actual payment is based on company and individual performance scores. Such bonuses are paid on a quarterly basis to the eligible participants who must be employed by Plantronics on the day the bonus is paid. If not employed on the payment date, the participant shall not be entitled to any funds. If the participant dies, or is disabled and therefore unable to work during the relevant quarter or prior to the payment date, the participant will be treated as being employed on the payment date and the participant or the participant's estate will be entitled to the portion of the quarterly bonus actually earned on a pro rata basis using the time actually worked during the relevant quarter.

     Under the supplemental bonus plan, a participant becomes eligible to earn up to a certain percentage of base salary upon achievement of objectives. Objectives include both company performance targets as well as individual performance objectives. Payments under the supplemental bonus plan are paid at the close of the fiscal year and only on the basis of relative achievement against the Board approved plan for adjusted net income excluding one-time gains/losses from sales of capital assets and write-offs. Should the fiscal year adjusted net income be less than the Board-approved plan, supplemental bonus payments will be reduced proportionately, i.e. 95% achievement of net income funds a pool equal to 95% of target bonuses. Each participant receives payment only to the extent of actual accomplishment of individual objectives. No supplemental bonus will be paid if results were lower than the results from the prior year. Maximum payout for any individual is 100% of target. Supplemental bonus amounts are payable within ninety days after completion of Plantronics' audited financial statements at fiscal year end to participants who must be employed by Plantronics on the payment date. If not employed on the payment date, the participant shall not be entitled to any funds. If the participant dies, or is disabled and therefore unable to work during the fiscal year or prior to the payment date, the participant will be treated as being employed on the payment date and the participant or the participant's estate will be entitled to the portion of the supplemental bonus actually earned on a pro rata basis using the time actually worked during the fiscal year.

     Eligible participants were also selected to participate in an overachievement bonus plan in fiscal year 2001. The overachievement bonus plan was created to reward extraordinary corporate and individual performance against annual targeted objectives. To receive bonus funds from the pool, the Company must have surpassed its annual targets and the executive must also have achieved greater than 90% weighted average individual performance scores on his or her quarterly goals and objectives during the fiscal year. No payments were made to eligible participants under the overachievement bonus plan in fiscal year 2001. The Board has determined that this plan is not appropriate for implementation in fiscal year 2002 and will not be offered to employees during that period.

     STOCK OPTIONS. The Company provides long-term incentives to executive officers through its 1993 Stock Option Plan, adopted by the Board of Directors in September 1993, as subsequently amended. In order to attract and retain highly qualified executives and to ensure that the interests of the executive officers will coincide with the interests of Plantronics' stockholders, stock options constitute a significant portion of Plantronics' incentive compensation program for executives. Options granted under the 1993 Stock Option Plan incorporate vesting schedules to encourage employees to remain with Plantronics. Generally, in granting options to executives, the Compensation Committee takes into consideration the individual's position with Plantronics, responsibilities, past performance and future potential to influence the long-term growth and profitability of Plantronics, as well as the individual's existing equity interest in Plantronics, giving primary weight to position, responsibilities and performance.

     SENIOR EXECUTIVE STOCK PURCHASE PLAN. On November 4, 1996 the Board of Directors adopted Plantronics' Senior Executive Stock Purchase Plan (the "SEP") effective as of January 1, 1997 to facilitate purchases of Company stock by senior executives and thus create long-term incentives to focus executives on managing Plantronics and align executive compensation with benefits realized by Plantronics' stockholders. The SEP is a voluntary plan and its goal is to encourage the Chief Executive Officer and all senior executives who participate in Plantronics' Supplemental Bonus Plan to acquire, over a five year period, Company stock with a value, in the case of the CEO, of twice annual base salary, and in the case of the other participants, equal to annual base salary. For purposes of evaluating whether the target ownership levels are met, stock purchases, exercise of options, and stock held in Plantronics' Basic Deferred Compensation Plan, Plantronics' Annual Profit Sharing/Individual Savings Plan (401k Plan) and the executive's Individual Retirement Account are aggregated. To encourage such purchases, Plantronics offers treasury shares to the participating senior executives at a discount. Shares are sold under the SEP at a price equal to the greater of (i) 95% of the price set by the Board of Directors on an annual basis or (ii) 85% of the fair market value of the stock on the date of the transaction. However, if the fair market value falls below the Board's annual set price, then a 5% discount off the fair market value on the date of the transaction applies. The Board of Directors set an annual price for the calendar year 2000 of $59.94 per share and for calendar year 2001 a price of $40.25. To facilitate purchases necessary to achieve the target levels of stock ownership, Plantronics also offers a loan program, with the amounts borrowed to be repaid on a periodic basis within five years or less, to be evidenced by a promissory note, and secured by the stock purchased and by a personal guarantee. To date no such loans have been made.

     COMPENSATION OF CHIEF EXECUTIVE OFFICER. The compensation of the Chief Executive Officer in fiscal year 2001 was approved by the Compensation Committee pursuant to an employment agreement (the "Employment Agreement") between Plantronics and the Chief Executive Officer (described in this Proxy Statement under the caption "Additional Information -- Employment Agreements and Change-in-Control Arrangements"). In making compensation decisions with respect to the Chief Executive Officer, the Compensation Committee refers to Mr. Kannappan's Employment Agreement, and also generally applies the compensation philosophy described above. In October 2000, Mr. Kannappan received a salary increase in conjunction with his performance review, making his current annual base salary $500,000. Mr. Kannappan received 100% of the bonus amount for fiscal year 2001 for which he was eligible under Plantronics' regular and supplemental bonus plans. Mr. Kannappan's fiscal year 2001 bonus was determined (pursuant to his Employment Agreement) in accordance with Plantronics' Regular and Supplemental Bonus Plan approved by the Board of Directors. On June 29, 2000, Plantronics issued Mr. Kannappan an option to purchase 120,000 shares of Plantronics' stock at an option price of $35.46 per share. In addition, the Board awarded Mr. Kannappan a special bonus of $100,000, which was paid in October 2000, for exemplary service to Plantronics.

     TAX DEDUCTIBILITY OF EXECUTIVE COMPENSATION. Beginning in 1994, Section 162 of the Internal Revenue Code of 1986, as amended (the "Code"), limits the federal income tax deductibility of compensation, other than performance-based compensation within the meaning of Section 162(m), paid to Plantronics' Chief Executive Officer and to each of the other four most highly compensated executive officers. The Company may deduct such compensation only to the extent that during any fiscal year the compensation paid to any such individual does not exceed $1 million. Based on Plantronics' current compensation plans and policies, Plantronics and the Committee believe that, for the near future, there is little risk that Plantronics will lose any material tax deduction for executive compensation.

                                          Members of the Compensation Committee:

                                          Robert F.B. Logan
                                          John M. O'Mara
                                          Trude C. Taylor

                                   APPENDIX D

          DESCRIPTION OF THE PLANTRONICS, INC. 1993 STOCK OPTION PLAN.

SUMMARY OF 1993 STOCK OPTION PLAN

     PURPOSES. The purposes of the Employee Plan are to attract and retain the best available personnel for positions of substantial responsibility, to provide additional incentive for employees and consultants of Plantronics and to promote the success of Plantronics' business.

     ADMINISTRATION. For so long as Citicorp Venture Capital, Ltd. ("CVC") owns at least 10% of the Common Stock of Plantronics, the Employee Plan shall be administered by the Compensation Committee of the Board of Directors (the "Committee"), which Committee shall be composed solely of two or three (but no more than three) directors who are neither employees nor consultants of Plantronics, at least one of whom shall be a designee of CVC; provided, however, that the Committee shall have discretionary authority to take actions with respect to outstanding options only with at least two-thirds vote of the Committee or, in the alternative, upon a majority vote of the Committee ratified by approval of at least two-thirds vote of the Board of Directors. After the date upon which CVC ceases to own at least 10% of Plantronics Common Stock, the Employee Plan shall also be administered by the Committee, which Committee shall be composed of two or more directors who are neither employees nor consultants of Plantronics, and which Committee shall have the full discretionary authority to take all actions with respect to the Employee Plan upon a majority vote.

     The Committee has full power to select, from among the employees and consultants of Plantronics eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to any participant and to determine the specific terms of each grant, subject to the provisions of the Employee Plan. The interpretation and construction of any provision of the Employee Plan by the Committee shall be final and conclusive. The maximum number of option shares granted to an individual during any fiscal year will be 500,000, unless the individual is a new hire, in which case, the maximum number of option shares granted to such new hire will be 1,000,000.

     ELIGIBILITY. The Employee Plan provides that options may be granted to employees (including officers and directors who are also employees) and consultants to Plantronics or its parent or subsidiary. Incentive stock options may only be granted to employees. At its meeting on July 20, 1999, the Board of Directors directed that options under the Employee Plan be granted to all employees of Plantronics worldwide, other than direct production labor in Plantronics' Plamex S.A. de C.V. manufacturing subsidiary. The Board delegated to a management committee the administration of the broad based option program, subject to certain guidelines and restrictions. The Board provided that the Compensation Committee was not to delegate and would retain the right, subject to oversight by the full Board, the determination of stock option grants, if any, given to Plantronics' President and Vice-Presidents. The management committee is obligated by the Board resolution establishing the guidelines, to report quarterly to the Compensation Committee the level of grants made in the prior period and, not less frequently than annually, report to the Compensation Committee its assessment of the option grant guidelines then in effect, the average grant size within each of the guideline levels established by the Compensation Committee and such other matters as may be requested by the Committee.

     STOCK OPTIONS. Each option granted under the Employee Plan is to be evidenced by a written stock option agreement between Plantronics and the optionee and is subject to the following additional terms and conditions:

          (a) Exercise of the Option. An Option is not exercisable until at least twelve months have passed following the date of the option grant. An option is exercised by giving written notice of exercise to Plantronics, specifying the number of full shares of Common Stock to be purchased and tendering payment of the purchase price to Plantronics. The acceptable methods of payment for shares issued upon exercise of an option are set forth in the option agreement and may consist of (1) cash, (2) check, (3) shares of Common Stock, (4) the delivery of a properly executed exercise notice together with such other documentation as the Board and the broker, if applicable, shall require to effect a cash-less exercise of the option and delivery to Plantronics of the amount of sale or loan proceeds required to pay the exercise price, (5) any combination of the foregoing methods or (6) such other consideration and method of payment permitted under applicable law.

          (b) Exercise Price. The exercise price of options granted under the Employee Plan is determined on the date of grant. The exercise price of incentive stock options and nonstatutory stock option must be at least 100% of the fair market value per share at the time of grant. Incentive stock options granted to an employee who at the time of grant owns more than 10% of the voting power of all classes of stock of Plantronics or any parent or subsidiary, the exercise price must be at least 110% of the fair market value per share of the Common Stock at the time of grant. The fair market value of a share of Common Stock shall be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on The New York Stock Exchange on the date of grant.

          (c) Termination. Subject to the terms of employment agreements between Plantronics and individual optionees, if the optionee's employment or consulting relationship with Plantronics is terminated for any reason, including death or total and permanent disability, options may be exercised after such termination as to all or part of the shares as to which the optionee was entitled to exercise at the date of such termination, provided that the option is exercised no later than its expiration date. Under a recent amendment to the Employee Plan, the expiration date for all new option grants issued subsequent to the amendment will be ninety days from the termination date.

          (d) Term and Termination of Options. At the time an option is granted, the Board or the Committee determines the period within which the option may be exercised, but in no case prior to the first anniversary of the date of the option grant. In no event may the term of an incentive stock option be longer than ten years. No option may be exercised by any person after the expiration of its term. An option granted to an optionee who, at the time such option is granted, owns more than 10% of the voting power of all classes of stock of Plantronics, may not have a term of more than five years.

          (e) Nontransferability of Options. An option is not transferable by the optionee, other than by will or the laws of descent and distribution, and is exercisable during the optionee's lifetime only by the optionee.

          (f) Other Provisions. The option agreement may contain such other terms, provisions and conditions not inconsistent with the Employee Plan as may be determined by the Board or the Committee.

     ADJUSTMENTS UPON CHANGES IN CAPITALIZATION, DISSOLUTION, LIQUIDATION, MERGER, SALE OF ASSETS OR CHANGE OF CONTROL. Subject to any required action by the stockholders of Plantronics, in the event of a stock split, reverse stock split, stock dividend, recapitalization, combination or reclassification of Plantronics Common Stock, or any other increase or decrease in the number of issued shares of Common Stock or in the number or amount of convertible securities (as defined in the Employee Plan) effected without receipt of consideration by Plantronics, the number of shares of Common Stock covered by each outstanding option and the number of shares of Common Stock which have been authorized for issuance under the Employee Plan but as to which no options have yet been granted or which have been returned to the Employee Plan upon cancellation or expiration of an option, as well as the price per share of Common Stock covered by each such outstanding option, shall be proportionately adjusted so that such options' claim on assets, earnings and voting power remains the same before and after any increase or decrease in the number of issued shares of Common Stock resulting from such event. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive. In the event that Plantronics undertakes any corporate separation or division, including, without limitation, a split-up, split-off or spin-off, the Committee shall provide that the holder of each option shall receive, upon a subsequent exercise of his or her option, the same per share consideration for each share exercised that stockholders of Plantronics received for each share of their holdings pursuant to the corporate separation or division. In the event that Plantronics offers for sale any Common Stock or any convertible securities for an initial consideration price per share of Common Stock less than the fair market value of such securities, and in the further event that sales pursuant to such offerings result in the fair market value of the Common Stock declining, the per share exercise price of each outstanding option shall be adjusted so that the ratio of the exercise price to the fair market value of the Common Stock before and after the closing of such sales remains constant. Such adjustment shall be made by the Board, whose determination in that respect shall be final, binding and conclusive.

     In the event of a proposed dissolution or liquidation of Plantronics, after proper notice thereof and sufficient time to exercise all vested options, all outstanding unexercised options will immediately terminate prior to the consummation of such proposed action.

     In the event of a "Change of Control" (as defined below), the Committee shall provide for optionees to have the right to exercise their options as to all of the shares subject to such options, including shares that would not otherwise be exercisable. In such event, the Committee shall notify each optionee that the options shall be exercisable for a period of not less than thirty days from the date of such notice. For these purposes, a "Change of Control" shall mean the occurrence of any of the following events:

          (a) Any "person" (as such term is used in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended) becomes the "beneficial owner" (as defined in Rule 13d-3 under said Act), directly or indirectly, of securities of Plantronics representing 40% or more of the total voting power represented by Plantronics' then outstanding voting securities; or

          (b) A change in the composition of the Board of Directors occurring within a two-year period, as a result of which fewer than a majority of the directors are Incumbent Directors. "Incumbent Directors" shall mean directors who (i) were directors of Plantronics as of the date the Employee Plan was adopted, (ii) are elected, or nominated for election, to the Board of Directors with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but shall not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to Plantronics) or (iii) are elected in accordance with the terms of the Board Designation Agreement between Plantronics and CVC; or

          (c) A merger or consolidation of Plantronics with any other corporation, other than a merger or consolidation which would result in the voting securities of Plantronics outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity) at least 70% of the total voting power represented by the voting securities of Plantronics or such surviving entity outstanding immediately after such merger or consolidation, or the stockholders of Plantronics approve a plan of complete liquidation of Plantronics or an agreement for the sale or disposition by Plantronics of all or substantially all of Plantronics' assets.

AMENDMENT AND TERMINATION OF THE EMPLOYEE PLAN.

     The Board may amend the Employee Plan at any time or from time to time or may terminate the Employee Plan without approval of the stockholders; provided, however, that stockholder approval is required for any amendment to the Employee Plan for which stockholder approval would be required under applicable law or regulation (including the requirements of The New York Stock Exchange), as in effect at the time. However, no action by the Board of Directors or stockholders may alter or impair any option previously granted under the Employee Plan. The Committee may accelerate any option or waive any condition or restriction pertaining to such option at any time. In any event, the Employee Plan shall terminate in September 2003. Any options outstanding under the Employee Plan at the time of its termination shall remain outstanding until they expire by their terms.

CERTAIN FEDERAL INCOME TAX INFORMATION.

     An optionee who is granted an incentive stock option will not recognize taxable income either at the time of grant or exercise, although the exercise may subject the optionee to the alternative minimum tax. Upon the sale or exchange of the shares more than two years after grant of the option and one year after exercise, any gain or loss will be treated as long-term capital gain or loss. If these holding periods are not satisfied, the optionee will recognize ordinary income at the time of sale or exchange equal to the difference between the exercise price and the lower of (i) the fair market value of the shares at the date of the option exercise, or

(ii) the sale price of the shares. A different rule for measuring ordinary income upon such a premature disposition may apply if the optionee is subject to
Section 16 of the Securities Exchange Act of 1934. Any gain or loss recognized on such a premature disposition of the shares in excess of the amount treated as ordinary income will be characterized as long-term or short-term capital gain or loss, depending on the holding period.

     An optionee will not recognize any taxable income at the time he or she is granted a nonstatutory option. However, upon its exercise, the optionee will recognize taxable income generally measured as the excess of the then fair market value of the shares purchased over the purchase price. Any taxable income recognized in connection with an option exercised by an optionee who is also an employee of Plantronics will be subject to tax withholding by Plantronics. Upon resale of such shares by the optionee, any difference between the sales price and the optionee's purchase price, to the extent not recognized as taxable income as described above, will be treated as long-term or short-term capital gain or loss, depending on the holding period.

     The Company will be entitled to a tax deduction in the same amount as the ordinary income recognized by an optionee with respect to shares acquired upon exercise of an option.

     The foregoing summary of the federal income tax consequences of Employee Plan transactions is based upon federal income tax laws in effect on the date of this Proxy Statement. This summary does not purport to be complete, and does not discuss foreign, state or local tax consequences.

                                  DETACH HERE


          THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

                               PLANTRONICS, INC.

                      2001 ANNUAL MEETING OF STOCKHOLDERS
                                 JUNE 27, 2001


     The undersigned stockholder of PLANTRONICS, INC., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement, each dated June 6, 2001, and hereby appoints Ken Kannappan and Kevin Goodwin, and each of them, proxies and attorneys-in-fact, with full power to each of substitution, on behalf and in the name of the undersigned, to represent the undersigned at the 2001 Annual Meeting of Stockholders of PLANTRONICS, INC. to be held on June 27, 2001 at 1:00 p.m. local time, at The Museum of Art and History at McPherson Center, 705 Front Street, Santa Cruz, California, and at any adjournment or adjournments thereof, and to vote all shares of Common Stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth on the reverse side.

     THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED FOR THE ELECTION OF ALL DIRECTORS, FOR THE 2,000,000 SHARE INCREASE OF THE COMPANY'S COMMON STOCK AUTHORIZED FOR ISSUANCE UNDER THE 1993 STOCK OPTION PLAN AND FOR THE RATIFICATION OF THE APPOINTMENT OF PRICEWATERHOUSECOOPERS LLP AS THE COMPANY'S INDEPENDENT PUBLIC ACCOUNTANTS AND AS SAID PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

     TO VOTE THROUGH THE INTERNET OR BY TELEPHONE, PLEASE SEE THE INSTRUCTIONS ON THE BACK SIDE OF THIS CARD. TO VOTE BY MAIL, PLEASE SIGN AND DATE THIS CARD ON THE REVERSE AND MAIL PROMPTLY IN THE ENCLOSED POSTAGE-PAID ENVELOPE.


SEE REVERSE        CONTINUED AND TO BE SIGNED ON REVERSE SIDE        SEE REVERSE
   SIDE                                                                 SIDE

-----------------
VOTE BY TELEPHONE
-----------------
It's fast, convenient, and immediate!
Call Toll-Free on a Touch-Tone Phone.

--------------------------------------------------------------------------------
FOLLOW THESE FOUR EASY STEPS:

1.  READ THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD.

2.  CALL THE TOLL-FREE NUMBER
    1-877-PRX-VOTE (1-877-779-8683).

3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.  FOLLOW THE RECORDED INSTRUCTIONS.
--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT!
Call 1-877-PRX-VOTE anytime!


----------------
VOTE BY INTERNET
----------------
It's fast, convenient, and your vote is immediately confirmed and posted.

--------------------------------------------------------------------------------
FOLLOW THESE FOUR EASY STEPS:

1.  READ THE ACCOMPANYING PROXY STATEMENT AND PROXY CARD.

2.  GO TO THE WEBSITE
    www.eproxyvote.com/plt

3. ENTER YOUR 14-DIGIT VOTER CONTROL NUMBER LOCATED ON YOUR PROXY CARD ABOVE YOUR NAME.

4.  FOLLOW THE INSTRUCTIONS PROVIDED.
--------------------------------------------------------------------------------

YOUR VOTE IS IMPORTANT!
Go to www.eproxyvote.com/plt anytime!

   DO NOT RETURN YOUR PROXY CARD IF YOU ARE VOTING BY TELEPHONE OR INTERNET.



                                  DETACH HERE

[X]  PLEASE MARK
     VOTES AS IN
     THIS EXAMPLE.

        ----------------------------------------------------------------
        THE BOARD OF DIRECTORS RECOMMENDS A VOTE "FOR" ITEMS 1, 2 AND 3.
        ----------------------------------------------------------------

1.  Election of Directors.

    NOMINEES: (01) Patti Hart; (02)Ken Kannappan; (03) Robert F.B. Logan;
    (04) M. Saleem Muqaddam; (05) John M. O'Mara; (06) Trude C. Taylor;
    (07) Marvin Tseu; (08) David A. Wegmann and (09) Roger Wery.

                        FOR    [ ]        [ ]  WITHHELD
                        ALL                    FROM ALL
                      NOMINEES                 NOMINEES

[ ] ______________________________________       MARK HERE   [ ]
    For all nominees except as noted above      FOR ADDRESS
                                                CHANGE AND
                                                NOTE BELOW


2.  PROPOSAL TO AMEND THE 1993 STOCK OPTION        FOR    AGAINST   ABSTAIN
    PLAN TO INCREASE BY 2,000,000 SHARES THE       [ ]      [ ]       [ ]
    NUMBER OF SHARES OF COMMON STOCK AUTHORIZED
    FOR ISSUANCE UNDER THE PLAN.

3.  PROPOSAL TO RATIFY THE APPOINTMENT OF          FOR    AGAINST   ABSTAIN
    PRICEWATERHOUSECOOPERS LLP AS THE              [ ]      [ ]       [ ]
    INDEPENDENT PUBLIC ACCOUNTANTS OF THE
    COMPANY FOR FISCAL 2002.

    and, in their discretion, upon such other matter or matters which may properly come before the meeting or any adjournment or adjournments thereof.

(This Proxy should be marked, dated and signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in a fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.)

THE SIGNER(S) HEREBY REVOKE ALL PROXIES HERETOFORE GIVEN BY THE SIGNER(S) TO VOTE AT SAID MEETING OR ANY ADJOURNMENT THEREOF.


Signature:__________________________________________ Date:______________________

Signature:__________________________________________ Date:______________________